                                                                    EXHIBIT 99.2

                            PIEDMONT BANCORP, INC.
            Supplement No. 2 to Proxy Statement dated March 1, 2000

                        NATIONAL COMMERCE BANCORPORATION
               Supplement No. 2 to Prospectus dated March 1, 2000


     On or about March 3, 2000, we provided you a proxy statement/prospectus in connection with the proposed merger of Piedmont Bancorp, Inc. into National Commerce Bancorporation ("NCBC") and the special meeting of shareholders of Piedmont to be held to approve a merger agreement between Piedmont and NCBC. With the proxy statement/prospectus you were provided a notice of the special meeting, to be held March 31, 2000, and a proxy card on which you could cast your vote at the special meeting.

     On or about March 23, 2000 we provided you with Supplement No. 1 to the proxy statement/prospectus and a new proxy card. Supplement No. 1 provided you with narrative information about a proposed merger of NCBC and CCB Financial Corporation as publicly announced on March 20, 2000. You were instructed in that supplement that you could change your vote at the special meeting by submitting a new proxy card.

     In order to provide you with additional financial information required by United States securities laws, on or about March 31, 2000 we are sending to Piedmont shareholders of record as of the voting record date for the special meeting this Supplement No. 2 to the proxy statement/prospectus containing unaudited condensed combined pro forma financial information relating to the proposed merger of CCB into NCBC as if that merger had occurred. In addition, we inform you that Piedmont's special shareholders meeting to consider the Piedmont/NCBC merger has been adjourned until April 11, 2000 at 9:00 a.m. EST at the same location described in the notice of the special meeting previously provided to you. The votes on approval of the merger agreement will be tabulated at the re-convened special meeting. Piedmont adjourned the special meeting until April 11, 2000 in order to give you sufficient time to review the information contained in this supplement and change your vote if you desire.

     Attached as Annex 1 to this supplement are unaudited condensed combined pro forma financial statements of NCBC as if the NCBC/CCB merger had occurred on January 1, 1997, with respect to income statement information, and on December 31, 1999, with respect to balance sheet information. Pro forma information is not indicative of future financial performance. Moreover, incorporated by reference into this supplement are the audited financial statements for NCBC and CCB as included in each company's annual report on 10-K for the fiscal year ended December 31, 1999, recently filed with the Securities and Exchange Commission. These audited financial statements may be obtained through the SEC's Electronic Data Gathering and Retrieval (EDGAR) system by accessing the SEC's web site at http://www.sec.gov.
                  ------------------

     Your vote continues to be important. A new proxy card is provided with this supplement for your use if you desire to change your vote. If you have already voted, you may change your vote by returning the new proxy card in the enclosed postage prepaid envelope. In order to change your vote, your new proxy card must be received prior to the time your existing proxy is exercised at the Piedmont special meeting scheduled to be re-convened at 9:00 a.m. EST on April 11, 2000. If your shares are held in "street name" and you have already instructed your broker how to vote, you may change your vote by following the instructions of your broker. If you have voted and don't change your vote in accordance with these instructions, then your vote as originally cast will be counted. You may obtain additional information about the process of changing your vote or submitting a new proxy card by contacting Regan & Associates, Inc., Piedmont's proxy solicitation firm, at 1-800-737-3426.

     After the public announcement of the proposed NCBC/CCB merger, the Piedmont Board of Directors met and had a detailed discussion about the proposed NCBC/CCB merger. The Piedmont Board of Directors continues to unanimously believe that the merger of Piedmont into NCBC is in the best interests of the Piedmont shareholders and continues to unanimously recommend voting FOR approval of the merger agreement between Piedmont and NCBC and the transactions provided for in the merger agreement.

     This Supplement No. 2 to the proxy statement/prospectus is dated March 30, 2000 and is being mailed to Piedmont shareholders on or about March 31, 2000. In addition, this Supplement No. 2 has been posted to the Piedmont website at

http://HSBeBank.com.  Persons accessing this information via Piedmont's website
-------------------
should be aware that no other information on the website is intended to be part of this Supplement No. 2 or the proxy statement/prospectus, and you should not rely on any information except the proxy statement/prospectus, supplements thereto and documents incorporated herein by reference.

                 INCORPORATION OF DOCUMENTS FILED WITH THE SEC

     The SEC allows NCBC and Piedmont to "incorporate by reference" in this Supplement No. 2 to proxy statement/prospectus the information each company files with the SEC, which means:

     . incorporated documents are considered part of this Supplement No. 2 to proxy statement/prospectus;

     . NCBC and Piedmont can disclose important information to you by referring you to those documents; and

     . information that NCBC and Piedmont file with the SEC will automatically update and supersede the information in this Supplement No. 2 to proxy statement/prospectus and information that was previously incorporated.

     NCBC incorporates by reference the documents listed below which were filed with the SEC under the Exchange Act:

     (1) NCBC's Annual Report on Form 10-K for the year ended December 31, 1999, filed on March 27, 2000;

     (2) NCBC's Current Reports on Form 8-K filed on March 21, 2000 and March 27, 2000 and NCBC's amended current reports on Form 8-K/A filed on March 24, 2000 and March 27, 2000; and

     (3) The description of NCBC Common Stock contained in the Registration Statement on Form S-8 (Registration No. 33-38552), filed on January 11, 1991.

     Piedmont incorporates by reference the documents listed below which were filed with the SEC under the Exchange Act:

     (1) Piedmont's Annual Report on Form 10-K for the year ended June 30, 1999, filed on September 28, 1999;

     (2) Piedmont's Quarterly Reports on Form 10-Q for the quarter ended September 30, 1999, filed on November 15, 1999 and for the quarter ended December 31, 1999, filed on February 14, 2000; and

     (3)  Piedmont's Current Report on Form 8-K filed on February 11, 2000.

     (4) The following sections of Piedmont's 1999 Annual Report to Shareholders which accompanied the proxy statement/prospectus:
          "Selected Financial Data" on page 2; "Management's Discussion and Analysis" on pages 7 through 22 and "Quarterly Financial Data (Unaudited)" on page 44.

     NCBC also incorporates by reference each of the following documents that it will file between the date of this document and the date of the special meeting:

     .    Reports filed under Section 13(a) and (c) of the Exchange Act;

     . Definitive proxy or information statements filed under Section 14 of the Exchange Act in connection with any subsequent shareholders meeting; and

     .    Any reports filed under Section 15(d) of the Exchange Act.

     Copies of the documents (other than exhibits to the documents, unless the exhibits are specifically incorporated by reference into such documents) are available without charge to any person, including any beneficial owner, to whom this Supplement No. 2 to proxy statement/prospectus is delivered, upon written or oral request, with respect to documents that relate to NCBC, from Lewis E. Holland, Vice Chairman, Treasurer and Chief Financial Officer, National Commerce Bancorporation, One Commerce Square, Memphis, Tennessee 38150; Telephone No.
(901) 523-3242, and, with respect to documents that relate to Piedmont, from Thomas W. Wayne, Treasurer, Vice President and Chief Financial Officer, Piedmont Bancorp, Inc., 260 South Churton Street, Hillsborough, North Carolina, 27278-2507; Telephone No. (919)732-2143.

          UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION

The following unaudited pro forma combined condensed balance sheet as of December 31, 1999, combines the historical consolidated balance sheets of National Commerce Bancorporation (NCBC) and CCB Financial Corporation (CCB) as if the merger of CCB into NCBC had been effective on December 31, 1999, after giving effect to certain estimated adjustments. The unaudited pro forma combined condensed statements of income for the years ended December 31, 1999, 1998 and 1997 present the combined results of operations of NCBC and CCB as if the merger of CCB into NCBC had been effective at the beginning of the earliest period presented. The unaudited pro forma combined condensed financial information has been prepared from, and should be read in conjunction with, the historical consolidated financial statements of NCBC and CCB.

The unaudited pro forma combined condensed financial information reflects the application of the pooling-of-interests method of accounting for the merger. Under this method of accounting, the recorded assets, liabilities, stockholders' equity, income and expenses of NCBC and CCB are combined and reflected at historical amounts. You should not assume that NCBC and CCB would have achieved the pro forma combined results if they had actually been combined during the periods presented.

The combined company expects to incur merger and other non-recurring expenses as a result of the merger and to achieve merger benefits in the form of operating cost savings. The pro forma earnings, which do not reflect any direct costs or potential savings which are expected to result from the consolidation of the operations of NCBC and CCB, are not necessarily indicative of the results of future operations. No assurances can be given with respect to the ultimate level of expense savings.

                       NATIONAL COMMERCE BANCORPORATION

             UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET

                               DECEMBER 31, 1999
                                (IN THOUSANDS)


                                                                         (4)         (2) (5)         (6)
                                                                                    Pro Forma     Pro Forma
              Assets                                       NCBC          CCB       Adjustments    Combined
              ------                                    ----------   ----------    -----------   -----------
Cash and cash equivalents                               $  261,296   $  400,989             -    $   662,285
Available-for-sale securities                              553,928    1,563,120             -      2,117,048
Held-to-maturity securities                              1,759,383       73,370             -      1,832,753
Trading account securities                                  30,294            -             -         30,294
 Net loans                                               3,926,192    5,876,918             -      9,803,110
Premises and equipment, net                                 47,830      113,858             -        161,688
Other assets                                               227,250      158,043             -        385,293
                                                        ----------   ----------    ----------    -----------
 Total assets                                           $6,806,173   $8,186,298             -    $14,992,471
                                                        ==========   ==========    ==========    ===========

    Liabilities and Stockholders' Equity
    ------------------------------------
Deposits                                                $4,495,900   $6,717,025             -    $11,212,925
Short-term borrowings                                      883,038      229,670             -      1,112,708
Federal Home Loan Bank Advances                            714,335      395,937             -      1,110,272
Accounts payable and accrued liabilities                    99,241       90,720        89,100        279,061
Long-term debt                                               6,372       32,985             -         39,357
                                                        ----------   ----------    ----------    -----------
Total liabilities                                        6,198,886    7,466,337        89,100     13,754,323

Capital trust pass-through securities                       49,909            -             -         49,909

Stockholders' equity
Common Stock                                               216,446      197,900        (3,959)       410,387
Additional Paid In Capital                                  90,230       29,690         3,959        123,879
Retained Earnings                                          253,940      506,092       (89,100)       670,932
Accumulated other comprehensive loss                        (3,238)     (13,721)            -        (16,959)
                                                        ----------   ----------    ----------    -----------
Total stockholders' equity                                 557,378      719,961       (89,100)     1,188,239
                                                        ----------   ----------    ----------    -----------
Total liabilities and stockholders' equity              $6,806,173   $8,186,298             -    $14,992,471
                                                        ==========   ==========    ==========    ===========

The accompanying notes are an integral part of the unaudited pro forma combined condensed financial information.

                       NATIONAL COMMERCE BANCORPORATION

            UNAUDITED PRO FORMA COMBINED CONDENSED INCOME STATEMENT
                         YEAR ENDED DECEMBER 31, 1999
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                        (4)           (2)          (3) (6)
                                                                                   Pro Forma      Pro Forma
                                                          NCBC          CCB       Adjustments     Combined
                                                        --------     ---------    -----------    ----------
          Interest Income:
Loans                                                   $311,293      $478,908    $       -      $  790,201

Securities:

Taxable                                                  136,424        91,529                      227,953

Non-Taxable                                               12,108         4,360                       16,468
                                                        --------      --------    ---------      ----------
                                                         148,532        95,889            0         244,421

Other                                                      8,203        14,802                       23,005
                                                        --------      --------    ---------      ----------
Total interest income                                    468,028       589,599                    1,057,627

          Interest Expense:

Deposits                                                 158,477       232,767                      391,244

Borrowings                                                73,013        24,780                       97,793
                                                        --------      --------    ---------      ----------
Total interest expense                                   231,490       257,547            0         489,037
                                                        --------      --------    ---------      ----------
Net interest income                                      236,538       332,052            0         568,590

Provision for loan losses                                 15,206        14,296                       29,502
                                                        --------      --------    ---------      ----------
Net interest income after provision for loan losses      221,332       317,756            0         539,088

           Other income:

Trust service income                                      10,139        12,574                       22,713

Service charges on deposits                               21,705        61,831                       83,536

Other service charges and fees                            20,674        24,672                       45,346

Broker/dealer revenue                                     18,092             -                       18,092

Investment securities gains (losses)                      (1,789)        1,378                         (411)

Other                                                     23,693        57,999                       81,692
                                                        --------      --------    ---------      ----------
Total other income                                        92,514       158,454            0         250,968

         Other Expenses:

Salaries and employee benefits                            76,343       136,305                      212,648

Occupancy expense                                         14,086        17,331                       31,417

Furniture and equipment expense                            7,500        17,713                       25,213

Other                                                     57,329        72,687                      130,016
                                                        --------      --------    ---------      ----------
Total other expenses                                     155,258       244,036            0         399,294
                                                        --------      --------    ---------      ----------
Income before income taxes                               158,588       232,174            0         390,762

Income taxes                                              51,354        81,351                      132,705
                                                        --------      --------    ---------      ----------
Net income                                              $107,234      $150,823    $       -      $  258,057
                                                        ========      ========    =========      ==========
Net income per common share - basic                     $   1.00      $   3.77                   $     1.26
                                                        ========      ========    =========      ==========
Net income per common share - diluted                   $   0.99      $   3.74                   $     1.24
                                                        ========      ========    =========      ==========
Weighted average shares outstanding - basic              106,749        39,944       57,919         204,612
                                                        ========      ========    =========      ==========
Weighted averages shares outstanding - diluted           108,823        40,315       58,457         207,595
                                                        ========      ========    =========      ==========

The accompanying notes are an integral part of the unaudited pro forma combined condensed financial information.

                       NATIONAL COMMERCE BANCORPORATION

            UNAUDITED PRO FORMA COMBINED CONDENSED INCOME STATEMENT
                         YEAR ENDED DECEMBER 31, 1998
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                               (4)             (2)        (3) (6)
                                                                            Pro Forma    Pro Forma
                                                   NCBC        CCB         Adjustments   Combined
                                                 --------   ---------      -----------   ---------
      Interest Income:

Loans                                             $275,890     $470,664       $     -      $746,554

Securities:

Taxable                                            110,649       83,754                     194,403

Non-Taxable                                          8,451        4,738                      13,189
                                                  --------     --------        ------      --------
                                                   119,100       88,492                     207,592

Other                                                8,118       18,270                      26,388
                                                  --------     --------        ------      --------
Total interest income                              403,108      577,426                     980,534

      Interest Expense:

Deposits                                           142,967      232,609                     375,576

Borrowings                                          57,245       21,953                      79,198
                                                  --------     --------        ------     ---------
Total interest expense                             200,212      254,562             0       454,774
                                                  --------     --------        ------     ---------
Net interest income                                202,896      322,864                     525,760

Provision for loan losses                           10,079       15,884                      25,963
                                                 ---------     --------        ------     ---------
Net interest income after
 provision for loan losses                         192,817      306,980             0       499,797

         Other income:
Trust service income                                10,135       10,221                      20,356

Service charges on deposits                         19,747       54,117                      73,864

Other service charges and fees                      17,500       19,661                      37,161

Broker/dealer revenue                               20,441            -                      20,441

Investment securities gains                            224        2,178                       2,402

Other                                               19,945       26,904                      46,849
                                                ----------     --------        ------    ----------
Total other income                                  87,992      113,081             0       201,073

         Other Expenses:

Salaried and employee benefits                      70,712      124,419                     195,131

Occupancy expense                                   12,643       15,890                      28,533

Furniture and equipment expense                      6,265       14,522                      20,787

Other                                               59,279       75,386                     134,665
                                                ----------     --------        ------    ----------
Total other expenses                               148,899      230,217            0        379,116
                                                ----------     --------        ------    ----------
Income before income taxes                         131,910      189,844            0        321,754

Income taxes                                        43,890       68,632                     112,522
                                                ----------     --------        ------    ----------
Net income                                      $   88,020     $121,212        $    -    $  209,232
                                                ==========     ========        ======    ==========
Net income per common share - basic             $     0.85     $   2.96                  $     1.03
                                                ==========     ========        ======    ==========
Net income per common share - diluted           $     0.83     $   2.93                  $     1.01
                                                ==========     ========        ======    ==========
Weighted average shares outstanding - basic        103,636       40,898        59,302       203,836
                                                ==========     ========        ======    ==========
Weighted average shares outstanding - diluted      105,970       41,409        60,043       207,422
                                                ==========     ========        ======    ==========

The accompanying notes are an integral part of the unaudited pro forma combined condensed financial information.


                       NATIONAL COMMERCE BANCORPORATION

            UNAUDITED PRO FORMA COMBINED CONDENSED INCOME STATEMENT
                         YEAR ENDED DECEMBER 31, 1997
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                        (4)         (2)         (3) (6)
                                                                                  Pro Forma    Pro Forma
                                                          NCBC          CCB      Adjustments   Combined
                                                        ---------     --------   -----------   ---------
       Interest Income:

Loans                                                   $243,079      $442,618    $     -      $685,697

Securities:

Taxable                                                   98,268        90,229                  188,497

Non-Taxable                                                8,038         4,840                   12,878
                                                        --------      --------    --------     --------
                                                         106,306        95,069           0      201,375

Other                                                      4,573        12,776                   17,349
                                                        --------      --------    --------     --------
Total interest income                                    353,958       550,463           0      904,421

        Interest Expense:

Deposits                                                 126,741       229,600                  356,341

Borrowings                                                55,410        20,499                   75,909
                                                        --------      --------    --------     --------
Total interest expense                                   182,151       250,099           0      432,250
                                                        --------      --------    --------     --------
Net interest income                                      171,807       300,364           0      472,171

Provision for loan losses                                 17,363        16,376                   33,739
                                                        --------      --------    --------     --------
Net interest income after provision for loan losses      154,444       283,988           0      438,432

       Other income:

Trust service income                                       9,284         8,415                   17,699

Service charges on deposits                               17,673        44,937                   62,610

Other service charges and fees                            13,069        16,450                   29,519

Broker/dealer revenue                                     13,115             -                   13,115

Investment securities gains (losses)                        (127)          480                      353

Other                                                     32,915        23,117                   56,032
                                                        --------      --------    --------     --------
Total other income                                        85,929        93,399           0      179,328

      Other Expenses:

Salaries and employee benefits                            60,934       114,572                  175,506

Occupancy expense                                         11,162        15,595                   26,757

Furniture and equipment expense                            5,356        12,867                   18,223

Other                                                     54,129        83,164                  137,293
                                                        --------      --------    --------     --------
Total other expenses                                     131,581       226,198           0      357,779
                                                        --------      --------    --------     --------
Income before income taxes                               108,792       151,189           0      259,981

Income taxes                                              36,338        55,765                   92,103
                                                        --------      --------    --------     --------
Net income                                              $ 72,454      $ 95,424    $     -      $167,878
                                                        ========      ========    ========     ========
Net income per common share - basic                     $   0.72      $   2.31                $    0.83
                                                        ========      ========    ========     ========
Net income per common share - diluted                   $   0.69      $   2.28                $    0.81
                                                        ========      ========    ========     ========
Weighted average shares outstanding - basic              101,083        41,438     60,085       202,606
                                                        ========      ========    ========     ========
Weighted averages shares outstanding - diluted           104,454        41,947     60,823       207,224
                                                        ========      ========    ========     ========

         The accompanying notes are an integral part of the unaudited pro forma combined condensed financial information.

                         NOTES TO UNAUDITED PRO FORMA
                   COMBINED CONDENSED FINANCIAL INFORMATION

(1) The Unaudited Pro Forma Combined Condensed Financial Information presented herein is not necessarily indicative of the results of operations or the combined financial position that would have resulted had the merger been consummated at the beginning of the earliest period presented, nor is it necessarily indicative of the results of operations in future periods or the future financial position of the combined entities. The Unaudited Pro Forma Combined Condensed Financial Information should be read together with the historical consolidated financial statements and the related notes thereto of each NCBC and CCB incorporated by reference herein.

(2) It is assumed that the merger will be accounted for on a pooling-of-interests accounting basis, and accordingly, the related pro forma amounts are included using the exchange ratio of 2.45 shares of NCBC common stock for each share of CCB common stock. In addition, common stock and additional paid in capital include a reclassification adjustment to reflect the change in par value of outstanding shares of CCB to the $2.00 par value of NCBC common stock.

(3) Earning per share data has been computed based on the combined historical net income applicable to NCBC stockholders and CCB stockholders using the historical weighted average shares outstanding of NCBC common stock and the weighted average outstanding shares of CCB common stock, adjusted to equivalent shares of NCBC common stock for each of the periods presented.

(4) Certain reclassifications have been included to ensure consistent presentation.

(5) The Unaudited Pro Forma Combined Condensed Financial Information, with the exception of the Unaudited Pro Forma Combined Condensed Balance Sheet, does not include any material expenses related to the Merger. NCBC currently estimates pre-tax merger and integration and other nonrecurring merger related charges of approximately $110 million ($89.1 million net of taxes) will be recorded.

(6) NCBC expects to realize significant revenue enhancements and cost savings from the merger, primarily through the realization of certain operating efficiencies and reductions in systems, labor and administrative costs. The Unaudited Pro Forma Combined Condensed Financial Information, which does not reflect any revenue enhancements, direct costs or potential savings, is therefore not necessarily indicative of the results of future operations. There can be no assurance that anticipated revenue enhancements or cost savings will be achieved in the expected amounts or at the times anticipated.